Exhibit 99.1


                     UNITED STATES STEEL CORPORATION PRICES
                       $500 MILLION SENIOR UNSECURED NOTES

     PITTSBURGH, December 5, 2007 - United States Steel Corporation (NYSE: X) announced that it has priced $500 million of 7.00% Senior Notes due 2018. The Senior Notes were priced at 99.087% of the principal amount. The proceeds of the offering will be used to repay the $400 million one-year term loan incurred to finance a portion of the acquisition of Stelco Inc. (now known as U. S. Steel Canada Inc.) and the balance will be used for general corporate purposes.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Banc of America Securities LLC, J.P. Morgan Securities Inc. and Scotia Capital (USA) Inc. are joint book runners for this offering.
     United States Steel Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that
U. S. Steel has filed with the SEC for more complete information about
U. S. Steel and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Copies of the prospectus may also be obtained from U. S. Steel, 600 Grant Street, Pittsburgh, PA, 15219-2800, Attention:
Manager-Investor Relations.
                                      -oOo-

For more information about U. S. Steel, visit www.ussteel.com.